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                                                           OMB APPROVAL
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------                                              OMB Number:   3235-0287
FORM 4                                              Expires:  September 30, 1998
------                                              Estimated average burden
                                                    hours per response .... 0.5
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                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol 6. Relationship of Reporting Person(s) to
Carey             William             P.         W.P. Carey & Co. LLC ("WPC")                 Issuer (Check all applicable)
------------------------------------------------------------------------------------------       X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer (give    Other (Specify
525 Park Avenue                                   Person (Voluntary)                            ----        title ---       below)
---------------------------------------------                             -------------------               below)
                 (Street)                                                 5. If Amendment,    7. Individual or Joint/Group Filing
                                                                             Date of Original    (Check Applicable Line)
New York            NY              10021                                    (Month/Year)       X    Form filed by One Reporting
---------------------------------------------                                                   ---  Person
 (City)           (State)           (Zip)                                                       ---  Form filed by More than One
                                                                                                     Reporting Person
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                                               TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Listed Shares                    10/16/00  A      V         133     A                                          D
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Listed Shares                    10/16/00  A      V         978     A                                          D
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Listed Shares                    10/25/00  A              7,402     A                                          I         By W.P.
                                                                                                                         Carey &
                                                                                                                         Co. Inc.
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Listed Shares                    10/25/00  A              2,871     A                                          I         By Carey
                                                                                                                         Corp. Prop.
                                                                                                                         Inc.
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Listed Shares                    10/25/00  A              1,224     A                                          I         By Seventh
                                                                                                                         Carey
                                                                                                                         Corp. Prop.
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Listed Shares                    10/25/00  A              4,613     A                                          I         By Eighth
                                                                                                                         Carey
                                                                                                                         Corp. Prop.
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Listed Shares                    10/25/00  A              1,938     A                    9,253,040             I         By 9th
                                                                                                                         Carey
                                                                                                                         Corp.
                                                                                                                         Prop.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (7-96)
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
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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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                                                            Listed
Listed Shares                                               Shares
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                                                            Listed
Listed Shares                                               Shares
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                                                            Listed
Listed Shares                                               Shares
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Explanation of Responses:

                                                                                     /s/ William P. Carey
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note. File three copies of this Form, one of which must be manually signed.
  If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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